SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C.  20549

Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (date of earliest event reported):  December 4, 1998

Mallon Resources Corporation
(exact name of registrant as specified in its charter)

     Colorado                 0-17267             84-1095959
(State or other             (Commission         (I.R.S. Employer
jurisdiction                File Number)        Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado             80202
(address of principal executive offices)                (zip code)

Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release; dated December 4, 1998, the text of which follows:

     Denver, Colorado - December 4, 1998 -- Mallon Resources Corporation (Nasdaq: "MLRC") today that the borrowing base available to the Company under its bank line of credit has been increased 41% to $30 million. The increase was approved following a routine mid-year engineering review of the line by Bank One, Texas, N.A. George Mallon, the Company's Chairman and President, said,
"We are pleased that during a period of difficult industry conditions and weak oil and gas prices, Bank One recognized the size and quality of our strong and growing asset base."

     The Company also reported that on October 1, 1998, its Minerals Development Agreement with the Jicarilla Apache Tribe received its final required governmental approval. The Agreement covers approximately 40,000 acres of Tribal Land contiguous to the Company's San Juan Basin East Blanco Gas Project in northwest New Mexico. The Company began drilling operations on this acreage several days ago and the current well is at 3,000 feet and drilling. As many as 6 wells will be drilled on this acreage before year-end; initially targeting the Ojo Alamo and San Jose Formations.

     "Our prospect inventory has continued to grow," said Mr. Mallon. "This new Jicarilla Tribal acreage triples our holdings in the area. With the added flexibility provided by our increased borrowing base, this inventory should allow us to maintain an aggressive development program. In turn, we are optimistic that we will continue to register reserve and production growth through this period."

     The foregoing information contains forward-looking statements and forecasts, the realization of which cannot be assured. Actual results may differ significantly from those forecast. Inaccurate geologic interpretations, the volatility of commodity prices, unbudgeted cost increases, unforeseen delays in operations, and operations that prove less successful than anticipated are risks that can significantly effect the Company's operations. These and other risk factors that affect the Company's business are discussed in the Company's Annual Report.

     Mallon Resources Corporation is a Denver, Colorado, based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's Common
Stock is quoted on Nasdaq under the symbol "MLRC."

                              Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              Mallon Resources Corporation



December 7, 1998          By: __/s/ Roy K. Ross___________________
                              Roy K. Ross, Executive Vice President